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                                                                       EXHIBIT 5

                      [Letterhead of Day, Berry & Howard]



                                       January 27, 1995




Aquarion Company
835 Main Street
Bridgeport, Connecticut  06601-2353


Ladies and Gentlemen:


        We have acted as your counsel with respect to the registration statement on Form S-4 (the "Registration Statement") (File No. 33-57013) under the Securities Act of 1933, as amended (the "Act"), as filed by Aquarion Company ("Aquarion" or the "Company") with the Securities and Exchange Commission (the "Commission") relating to the issuance of up to 140,000 shares of the Company's Common Stock, without par value (the "Common Stock"), in connection with the proposed acquisition (the "Acquisition") by Bridgeport Hydraulic Company ("BHC"), a subsidiary of the Company, of all of the assets of The New Canaan Company ("NCC"), pursuant to an Acquisition Agreement, dated as of September 2, 1992, by and among NCC, Aquarion and BHC as thereafter amended from time to time.

        We have examined the Registration Statement and the related Prospectus/Proxy Statement (the "Prospectus"). We have also examined documents and records, and have made such examination of law as we deemed relevant and necessary in order to give this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Aquarion and BHC. We
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Aquarion Company                      -2-                       January 27, 1995



have assumed without verification the accuracy of the representations as to factual matters set forth in the Prospectus.

        The opinions set forth herein are based upon the federal laws of the United States and the laws of the States of Connecticut and of Delaware, and no opinion is expressed as to the laws of any other jurisdiction.

        Based upon and subject to the foregoing, we are of the opinion that:

        1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has 16,000,000 shares of authorized Common Stock and has the power and authority to issue up to said 140,000 shares of Common Stock.

        2. Said up to 140,000 shares of Common Stock have been duly authorized and at such time as certificates representing said up to 140,000 shares of Common Stock have been duly delivered and paid for in accordance with the terms and conditions described in the Registration Statement, said up to 140,000 shares of Common Stock will be validly issued, fully paid and nonassessable shares of Common Stock.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any references to us in the Registration Statement.

                                       Very truly yours,

                                       DAY, BERRY & HOWARD